Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

BCM PARTNERS II, CORP.

ADOPTED IN ACCORDANCE WITH SECTION 242

OF THE DELAWARE GENERAL CORPORATION LAW

BCM Partners II, Corp., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation shall be amended by deleting Article One in its entirety and substituting the following in lieu thereof:

“The name of the corporation is Committed Capital Acquisition Corporation III (the “Corporation”).”

SECOND: This amendment to the Certificate of Incorporation (the “Certificate”) amends the provision of the Certificate of Incorporation of the Company, which was originally filed with the Secretary of State of the State of Delaware on May 18, 2011 and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the written consent of the holders of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer on February 1, 2012.

BCM PARTNERS II, CORP.

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: President